FIRST AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

First Amendment, dated as of February 28, 2013 (the “Amendment”), to the Change in Control Agreement, dated as of June 18, 2010 (as amended, the “Agreement”), by and among Chicopee Savings Bank, Chicopee Bancorp, Inc. and Guida R. Sajdak (the “Executive”).  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to provide for certain severance payments in the event of a voluntary termination of employment for good reason or an involuntary termination of employment without just cause prior to and not in connection with a Change in Control; and

WHEREAS, pursuant to Section 8(a) of the Agreement, the parties to the Agreement desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company, Bank and the Executive hereby agree as follows:

Section 1.  New Section 18 of the Agreement.  A new Section 18 of the Agreement is hereby added to read in its entirety as follows:

“18.           Termination of Employment Without Just Cause or With Good Reason Prior to a Change in Control.

(i) If, prior to a Change in Control, the Bank terminates the Executive’s employment for a reason other than Just Cause (a “Termination Without Just Cause”) or if the Executive voluntarily terminates her employment, for a reason other than death, Disability or Just Cause, following an event that constitutes Good Reason (as defined below in Section 18(iv)), Executive shall receive a lump sum cash payment equal to the base salary that Executive would be entitled to for eighteen (18) months, with such payment made not later than five (5) days following Executive’s termination of employment.

(ii) 409A Compliance.  A termination of employment shall mean a Separation from Service (as defined in Section 17 of this Agreement) and the requirements of Section 17 of this Agreement shall apply to this Section 18.

(iii) For purposes of this Section 18, Disability shall have the same meaning as provided in the Bank’s short-term disability policy.

(iv)  Good Reason. Good Reason, for purposes of this Section 18, shall have the same definition of Good Reason, as provided in Section 2(a) of this Agreement, except it shall not include any change in the reporting requirements of the Executive.”

Section 2.  Continuing Covenant Not to Compete or Interfere with Relationships.  A new Section 19 of the Agreement is hereby added to read in its entirety as follows:

“19.           Following a termination by the Bank or Executive pursuant to Section 18:

(i) For six months following the date of such termination, Executive will not service as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or any other financial institution that offers products or services competing with those offered by the Bank and which is located in Hampden or Hampshire counties.  Further, Executive will not interfere with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents or representatives.

(ii) The prohibitions of this Section 19 do not apply in the event of a termination of employment following a Change in Control.  In addition, for the avoidance of doubt, the non-competition provisions in this Section 19 are limited solely to the counties of Hampden and Hampshire, and do not apply to any other geographic locations.”

Section 3.  Effectiveness.  This Amendment shall be deemed effective as of the date first above written, as if executed on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 4.  Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Section 5.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

Section 6.  Compliance with Section 409A.  This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Amendment as of the day and year first written above.

CHICOPEE BANCORP, INC. (Guarantor)
By:	/s/ Gregg F. Orlen
Duly Authorized Officer

CHICOPEE SAVINGS BANK (Guarantor)
By:	/s/ William J. Wagner
Duly Authorized Officer

EXECUTIVE

/s/ Guida R. Sajdak

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